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                                                                Exhibit 5.1

                                               September 21, 1995


LTX Corporation
LTX Park at University Ave.
Westwood, Massachusetts 02090

      Re: Registration Statement No. 33-62125 Relating to 5,750,000 Shares of Common Stock, Par Value $0.05 Per Share, of LTX Corporation

Dear Sirs:

     I am General Counsel of LTX Corporation (the "Company") and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act") on Registration Statement No. 33-62125 on Form S-3 (the "Registration Statement") of shares of the Company's Common Stock, par value $0.05 per share.

     The Registration Statement covers 5,750,000 shares (the "Shares") of the Company's Common Stock, par value $.05 per share, of which 5,000,000 shares (including up to 750,000 shares of such stock to cover over-allotments), are to be sold by the Company and 500,000 shares of such stock are to be sold by a Selling Stockholder pursuant to the Underwriting Agreement referred to below.

     I have examined such corporate records, certificates and other documents and matters of law as, in my opinion, are necessary or appropriate to enable me to express the opinion rendered hereby.

     I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing a document.







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LTX Corporation
September 21, 1995
Page Two




      I have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1 to the Registration Statement, by and between the Company and Lehman Brothers Inc. and Needham & Company, Inc. as Representatives of the Underwriters, will have been duly executed and delivered pursuant to the authorizing votes of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in such Underwriting Agreement. I have further assumed that the registration requirements of the Securities Act of 1933, as amended, and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

     This opinion is limited solely to the laws of the Commonwealth of Massachusetts.

     Based upon the foregoing I am of the opinion that, when delivered and paid for in accordance with the provisions of said Underwriting Agreement, the Shares will be validly issued and fully paid and non-assessable.

     Pursuant to the requirements of the Act, I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, including any amendments thereto, and to the use of my name under the caption "Legal
Matters" in the prospectus constituting a part thereof.

                                               Very truly yours,


                                               /s/  Pamela A. Keating
                                               ----------------------
                                               Pamela A. Keating
                                               General Counsel